                                                               Exhibit 10.7

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT is entered into this 29th day of March, 2000 (the "Agreement") by and between Bickhams Capital, Inc., a corporation incorporated under the laws of the state of Delaware, located at 34-36 Punt Road, Windsor 3181, Melbourne, Victoria, Australia ("Bickhams") and VideoDome.Com Networks, Inc., a corporation incorporated under the laws of the state of California, located at 17003 Ventura Boulevard, Suite 400, Encino, California 91316 ("VideoDome").

     WHEREAS, VideoDome is engaged in the business of providing state-of-the-art Internet video product;

     WHEREAS, Bickhams is in the business of locating, financing and supporting Internet and e-commerce companies;

     WHEREAS, VideoDome requires an additional $5,300,000 of financing to implement its business plan; and

     WHEREAS, Bickhams and VideoDome have agreed that subject to the terms of this Agreement Bickhams shall acquire options to invest up to $5,300,000 in VideoDome in return for a 50.1 % equity interest in VideoDome;

     NOW, THEREFORE, the parties have agreed as follows:

     1. Grant of Options to Bickhams. Subject to the terms and conditions set forth below and effective as of the date hereof, VideoDome hereby grants to Bickhams options to purchase shares of its newly issued "Preferred Stock", as hereinafter defined, representing the following percentages of VideoDome's capital stock on a "fully-diluted basis", as hereinafter defined (collectively, the "Options"):

          a. Initial Option. The initial option shall be for 5% of the capital stock at an exercise price of $150,000 (US)(the "Initial Option"). The Initial Option shall be exercisable for a period commencing as of the date hereof and terminating thirty days from the date hereof or on April 30, 2000 (the "Initial Option Period");

          b. Second Option. The second option shall be for an additional 5% of the capital stock at an exercise price of $150,000 (US)(the "Second Option"). The Second Option shall be exercisable only:
               (i) in the event Bickhams exercises the Initial Option during the Initial Option Period and (ii) during the period commencing as of June 1, 2000 and terminating on July 31, 2000 (the "Second Option Period");

          c. Final Option. The final option shall be for an additional 40.1% of the capital stock at an exercise price of $5,000,000 (US)(the "Final Option"). The Final Option shall be exercisable only (i) in the






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               event Bickhams exercises the Initial Option and the Second Option during the Initial Option Period and Second Option Period, respectively and (ii) during the period commencing as of August
               1, 2000 and terminating on October 31, 2000 (the "Final Option Period");

          d. Preferred Stock. The Options shall be exercisable into shares of a newly issued class of VideoDome's preferred stock (the "Preferred Stock"). As a condition to the exercise of the Initial Option by Bickhams, VideoDome shall amend its certificate of incorporation to authorize Preferred Stock which: (i) except as set forth below, shall vote along with the common stock and any other classes of preferred stock of VideoDome on all matters;
               (ii) shall have a liquidation preference equal to the exercise price of such shares plus accrued and unpaid dividends thereon (the "Liquidation Preference"); (iii) shall contain provisions which would entitle the holder of the Preferred Stock to receive a distribution pro-rata with the holders of the common stock of VideoDome after payment of the Liquidation Preference; (iv) shall be senior to that of all other classes of common or preferred stock of VideoDome; (v) shall to the extent of the Liquidation Preference, shall have a priority over the payment of any dividend or distributions to any other class of common or preferred stock; and (vi) shall contain such other terms and conditions, including class voting rights and anti-dilution provisions, as may be necessary to protect the rights of the holders of the Preferred Stock;

          e. Fully-Diluted Basis. For the purposes of this Agreement on a "fully-diluted basis" shall include all shares of capital stock of VideoDome which are authorized or which have been issued and outstanding or which may issuable at any time as a result of any agreement, understanding, instrument or right which is in effect as of the date hereof or at any time prior to the expiration or termination of the Options, including but not limited to capital stock of VideoDome which may be issued upon the exercise of any warrant, option or other security or the conversion of any note or other instrument. Capital stock shall include all classes or series of common stock and preferred stock which may be authorized for issuance by VideoDome,;

          f. Restrictions on the Issuance of Capital Stock. Prior to the exercise or the expiration or termination of the Final Option:
               (i) VideoDome may not issue, authorize for issuance enter into any agreement for the issuance of any other shares of its capital stock or agree to issue any instrument or security which is convertible or exercisable into its capital stock without the expressed written agreement of Bickhams or (ii) the current shareholders of






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               VideoDome may not sell, transfer, pledge, assign or distribute or agree to do any of the foregoing with respect to any shares or rights to acquire capital stock of VideoDome owned or controlled by them; and

          g. Due Diligence; Audit. Prior to the exercise or expiration or termination of the Final Option, Bickhams shall be entitled to undertake such business, financial and other due diligence on VideoDome as it deems necessary and appropriate and VideoDome agrees to cooperate fully with such due diligence; including but not limited to allowing Bickhams and its representatives or agents access to VideoDome's books and records, personnel, accountants and legal representatives. In addition, during this period Bickhams shall, at its expense, be entitled to have the financial books and records of VideoDome audited by an independent certified accounting firm of its choice; provided however, in the event Bickhams exercises the Initial Option, it shall be entitled to deduct the fees and expenses of such accounting firm from the exercise price of the Initial Option.

     2. Oren Arial Participation. Subject to the exercise by Bickhams of the Final Option, VideoDome agrees to pay to Oren Arial ("Arial") in exchange for and in lieu of any rights to common stock or equity in VideoDome a "Distribution Share" and a "Sale Bonus" , as defined below (the "Arial Distributions"). The terms of the Arial Distributions shall be as follows:

          a. Arial shall receive a "Distribution Share", as hereinafter defined, in the event any "Dividends", as hereinafter defined, are hereinafter paid or distributed to the shareholders of VideoDome;

          b. the Distribution Share shall only be payable to Arial in the event VideoDome makes a payment in cash or property (but not in stock of VideoDome) to its shareholders in general as a dividend or distribution after the exercise by Bickhams of any of its Options (the "Dividend"); in which case the Distribution Share due Arial will be payable at the same time and in the same manner as the Dividend;

          c. in the event no Dividend is paid to VideoDome's shareholders during any year, Arial's rights to any Distribution Share for that year shall be null and void and shall not be added to or aggregated with any Distribution Share paid in a subsequent year;

          d. in addition to the Distribution Share, Arial shall be entitled to receive from VideoDome the "Pro-Rata Share", as hereinafter defined, of the proceeds actually received by its shareholders from a "Sale Transaction", as hereinafter defined. For the purposes







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               hereof the "Pro-Rata Share" shall be equal to the product of the total consideration distributed to the holders of capital stock of VideoDome in connection with such Sale Transaction multiplied by the "Applicable Percentage", as hereinafter defined;

          e. for the purposes of this Agreement, the Distribution Share shall be equal to the Applicable Percentage multiplied by the aggregate amount of the Dividend being distributed to all of the shareholders of VideoDome;

          f. for the purposes of this Agreement the Applicable Share shall initially be four percent (4%)(the "Initial Percentage"); provided however, in the event Arial has received of any prior payments of the Pro-Rata Share, the Applicable Share shall prior to any subsequent payment of any subsequent Distribution Share or Pro-Rata Share, be adjusted to reflect such payments, so that the Applicable Share then in effect shall be equal to the product of the Initial Percentage multiplied by a fraction the numerator of which is the number of shares of VideoDome capital stock outstanding as of the date hereof plus such additional shares as may be applicable to include the exercise of the Options (with each share of Preferred Stock, other preferred stock and common stock each being treated as one share) (the "Initial Shares") and the denominator of which is equal to the number of shares of VideoDome capital stock outstanding at the time of the Dividend or immediately preceding the consummation of next Sale Transaction, as the case may be (excluding any shares that have been issued or retired as a result of stock splits, stock dividends, reverse stock splits or similar transactions) (the "Outstanding Shares"). In the event the shareholders of VideoDome receive consideration other than cash, Arial shall receive, at the VideoDome's discretion, either such consideration or its value in cash;

          g. for the purposes hereof a "Sale Transaction" shall be defined as a transaction or a series of related transactions pursuant to which: (aa) all or substantially all of the outstanding capital stock of VideoDome is sold; or (bb) VideoDome's merger with or into a another entity the result of which is that the holders of VideoDome's outstanding capital stock immediately prior to the consummation of the transaction(s) do not own a majority of the capital stock in the surviving entity immediately following the transaction. Notwithstanding anything to the contrary contained elsewhere herein, no transaction shall be considered a Sale Transaction unless the definitive agreement with respect to such transaction is entered.







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          h.   for the purposes of this Agreement, the determination by
               VideoDome of the Distribution Share or the Pro-Rata Share shall be final and binding on Arial. In addition, nothing contained herein shall require VideoDome to declare or pay a Dividend during any year in which a Distribution Share would thereupon become due; the determination as to whether or not VideoDome shall declare or pay a Dividend shall remain within the sole discretion of VideoDome's Board of Directors.

          i. Arial hereby agrees that his rights to the Arial Distributions as set forth in this Section 2 shall be in exchange for and in lieu of any rights Arial may have against VideoDome to common stock, equity securities or other form of ownership in VideoDome, or any royalties, bonuses or any other form of compensation which has been earned or accrued from VideoDome, through the date of the exercise of the Final Option. Arial agrees to execute a full release of such rights at such time as Bickhams exercises the Final Option.

     3. Bickham's Right of First Negotiation and First Refusal. In the event Bickhams exercises the Final Option, Bickhams shall have a right of "first negotiation" as hereinafter defined and "first refusal" as hereinafter defined in connection with any future (a) sale, transfer or assignment of equity securities by the current shareholders of VideoDome (the "Transfer") or (b) financing or capital infusion (of debt and/or equity) of VideoDome or any of its subsidiaries (the "Financing"). For the purposes hereof, in the event the applicable party(ies) desires to initiate solicitation of offers for a Transfer or Financing or such party(ies) receives an unsolicited offer for and Transfer or Financing, such party(ies) shall first submit to Bickhams in writing a term sheet outlining material terms and conditions of such Transfer or Financing or a copy of the unsolicited offer. In addition, the applicable party(ies) agrees to negotiate in good faith with Bickhams for a period of no less than 30 days to reach a commitment from Bickhams for the Transfer or Financing acceptable to them. In the event the parties are unable to reach such commitment within 30 days, the party(ies) shall thereafter be entitled to negotiate the terms of a Transfer or Financing with third parties (the "Right of First Negotiation"). Thereafter, in the event such party(ies) receives definitive written agreement binding a third party with respect to any Transfer or Financing, they shall submit a copy of such written agreement or offer to Bickhams and Bickhams shall have a period of 30 days during which it may elect to agree to such Transfer or Financing on the terms and conditions set forth in the written agreement (subject only to such modification as may be necessary to reflect the passage of time and the commitment by Bickhams in lieu of the original party) (the "Right of First Refusal"). In the event Bickhams fails to exercise its Right of First Refusal, the applicable party(ies) may proceed to consummate the proposed Transfer or Financing with the offeror; provided that the Transfer or Financing transaction is consummated on substantially identical terms as submitted to Bickhams and within a period of no less than 60 days after the expiration of the Right of First Refusal.







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     4. Management and Board of Directors. In the event Bickhams exercises its
Second Option:

          a. the VideoDome Board of Directors ("Board") shall be reconstituted so that there are four members, two of whom shall be designated by Bickhams and two of whom shall be designated by the other shareholders of VideoDome; , provided however, in the event that the Board of Directors is deadlocked on any matter, any Director may upon no less than 10 days prior notice call a meeting of the Board to elect a neutral Director and during the 10 day period the parties would diligently seek to agree on a mutually acceptable Director. If one cannot be agreed upon prior to the meeting the provisions of section 7 below shall prevail. Any neutral Director selected pursuant to this subsection a, shall serve for a term ending upon his vote in all then pending deadlocked matters.

          b. the parties shall enter into a voting trust agreement in form and substance reasonably acceptable to Bickhams and its counsel which shall provide that the Board shall continue to consist of four members, two of whom are elected by Bickhams and two of whom are elected by the remaining shareholders of VideoDome until the first to occur of either of the following: (i) Bickhams fails to exercise the Final Option; or (ii) additional shares of voting securities of VideoDome are issued, except as a result of stock split, stock dividends, reverse stock splits and similar transactions or upon the exercise of employee stock options;

          c. VideoDome shall enter into three year employment agreements with Daniel and Vardit Aharonoff (collectively, the "Aharonoffs") in form and substance acceptable to Bickhams which shall provide for aggregate monthly compensation to the Aharonoffs not to exceed $15,000 and a covenant not to compete and stock buy-back option; and following the exercise of the Final Option, this aggregate monthly compensation to the Aharonoffs shall be increased to not more than $23,000.

          d. So long as Bickhams or its affiliates own or control at least ten percent (10%) of VideoDome's voting stock, VideoDome agrees to provide it with: (i) financial statements as of and for its fiscal year ended December 31 which have been audited by an independent certified public accountant (the "Accountant") reasonable acceptable to Bichkams (the "Audited Financials") and








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               (ii) financial statements as of and for its fiscal quarters ended
               March 31, June 30 and September 30 on an unaudited basis which have been reviewed by the Accountant (the "Quarterly
               Financials"). The Audited Financials shall be provided to Bickhams no later than sixty days after the end of VideoDome's fiscal year and the Quarterly Financials no later than 30 days after the end of each fiscal quarter.

     5. Australian Joint Venture. In the event Bickhams exercises the Second Option, VideoDome agrees to allow Bickhams or its designee to establish an Australian corporation which shall be owned 50% by the Aharonoffs and 50% by Bickhams or its designee (the "Australian JV"). Videodome further agrees that the Australian JV shall be granted a full and perpetual license to market VideoDome's services and products in Australia and the South Pacific Ocean region, to utilize any VideoDome trademarks, service marks, and/or patents in such region and to further develop VideoDome products and concepts for marketing and sale in this region. The parties hereto, agree that Bickhams (or its designee) and the Aharonoffs shall be equally responsible for providing the necessary capital and/or financing required for the Australian JV.

     6. I.T. Technology Board Approval. The effectiveness of this Agreement shall be subject to and conditioned upon the approval of Bickham's parent company's I.T. Technology, Inc., Board of Directors.

     7. Adjudication of Disputes. Any controversy, dispute or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable), or the breach hereof or thereof or for tortious actions or any other action or failure to act under common law or statute (collectively, hereinafter the "Dispute"), shall be adjudicated in the United States District Court for Central District of California located in the County of Los Angeles (the "Federal Court"). The parties hereto expressly consent to submit too the jurisdiction of such Federal Court and expressly acknowledge, understand and agree to waive any claim to a jury trial with respect to resolution of any Dispute under this Agreement. The Federal Court shall be entitled to award the legal and other professional fees and costs incurred in connection with such proceedings in accordance with its view of the merits of the parties' respective positions in the Dispute.

     8. Representations and Warranties of VideoDome.


          a. The authorized capital stock of VideoDome consists of 10,000 shares of ____ par value Common Stock of which 2,000 shares are outstanding. Each outstanding share of Common Stock has been duly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive rights of stockholders, and are owned of record and beneficially by Daniel and Vardit Aharonoff free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no








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               commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of VideoDome or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for capital stock of the VideoDome, except as may be contemplated by this Agreement. There is outstanding no security or other instrument, which by its terms is convertible into or exchangeable for capital stock of VideoDome.

          b. VideoDome is a corporation duly organized, validly existing, and in good standing under the laws of California. VideoDome is duly qualified to do business and is in good standing in every jurisdiction in which its ownership, leasing, licensing, or use of property and assets or the conduct of its business makes such qualification necessary.

          c. VideoDome has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of VideoDome have been duly taken to authorize the execution, delivery, and performance of this Agreement by it. This Agreement has been duly authorized, executed, and delivered by VideoDome, is the legal, valid, and binding obligation of VideoDome, and is enforceable as to VideoDome in accordance with its terms.

     9. Injunctive Relief; Specific Performance. Anything to the contrary contained herein, the parties hereto expressly acknowledge and agree that any breach of Sections 1,3,4 or 5 of this Agreement may subject Bickhams to irrevocable harm in an amount which would be impossible to determine; accordingly, VideoDome hereby expressly agrees that Bickhams shall be entitled to seek injunctive relief and or specific performance in the event or anticipate breach by VideoDome of such provisions.

     10. Miscellaneous.


          a. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable against the parties and their respective successors and assigns.

          b. This Agreement is made and entered into in the State of California and shall be interpreted and enforced under and pursuant to the laws of said jurisdiction without regard to the principles of conflicts of laws.

          c. Wherever in this Agreement the context may require, the masculine gender shall be deemed to include the feminine and/or neuter, and the singular to include the plural.







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          d.   All notices and other communications required to be given under the terms of this Agreement or which any of the parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

                  If to the Bickhams:    Bickhams, Inc,
                                         c/o I.T. Technology Pty., Ltd.
                                         34-36 Punt Road
                                         Windsor 3181
                                         Melbourne, AUSTRALIA
                                         Attention:  Jonathan Herzog
                                         Fax No.:  011-613-9533-7900


                  with a copy to:        Jeffer, Mangels, Butler & Marmaro LLP
                                         2121 Avenue of the Stars, 10th Fl.
                                         Los Angeles, California  90067
                                         Attention: Barry L. Burten, Esq.
                                         Fax No.: (310) 203-0567

                  If to VideoDome:       VideoDome Com Networks, Inc.
                                         17003 Ventura Blvd.
                                         Suite 400
                                         Encino, CA  91316
                                         Attention: Daniel Aharonoff
                                         Its Chief Executive Officer
                                         Fax No.: (818) 986-4163


               or to such other address or addresses and to the attention of such other person or persons as any of the above parties may from time to time designate through notice as set forth in this
               Section 10 (d). Any notice given in accordance with this Section 10 (d) shall be deemed to have been given when delivered personally, or on the next business day if sent via express or overnight delivery, or upon electronic confirmation if sent via facsimile, or upon receipt of return receipt if sent via U.S. registered or certified mail, return receipt requested.

          e. This Agreement has, in all respects, been voluntarily and knowingly executed by the parties hereto on advice and with approval of their respective legal counsel. All parties have participated in the drafting of this Agreement. Accordingly, no rule of construction shall apply against any party or in favor of








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               any party, and any uncertainty or ambiguity shall not be
               interpreted against any party and in favor of another.

          f. VideoDome shall not make a public announcement of the terms of this Agreement without approval of the other parties, unless required by law or by applicable stock exchange requirements, and in any event VideoDome shall provide notice accompanied by a copy of all proposed announcements to Bickhams.

          g. This Agreement represents the entire contract, agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof.

          h. The captions to the Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.

          i. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of any party hereto, the parties to this Agreement shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible with altering the substantive rights of any party and which are legal, valid and enforceable.

          j. This Agreement may not be modified, amended or supplemented except by mutual written agreement of the each of the parties hereto. Notwithstanding the foregoing, any of the parties hereto may waive in writing any term or condition contained in this Agreement that are intended to be for such party(ies) own benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition or a waiver with respect to any other party who has not agreed in writing to such waiver.

          k. The Section headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

          l. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,







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               provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

          m. VideoDome acknowledges that Bickhams has advised VideoDome to seek the advice of counsel in connection with VideoDome's rights with respect to this Agreement. In connection with the foregoing, VideoDome and Bickhams acknowledge that the Company has been represented by its outside counsel, the firm of Jeffer, Mangels, Butler & Marmaro LLP ("JMBM") in connection with the negotiation, documentation and execution of this Agreement. The VideoDome further acknowledges and agrees that JMBM has represented only the interests of the Bickhams in connection with this Agreement and has not represented the VideoDome.

          n. This Agreement shall not be terminated by the voluntary or involuntary dissolution of VideoDome or by any merger, reorganization or other transaction in which VideoDome is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of VideoDome in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that VideoDome would be required to perform it if no such transaction had taken place.

          o. A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the day and year first written above.

                                           BICKHAMS CAPITAL, INC.




                                            /s/ JONATHAN HERZOG
                                           ----------------------------------

                                           By:  Jonathan Herzog
                                              -------------------------------

                                           Its  Chief Financial Officer
                                               ------------------------------







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



                                            VIDEODOME.COM NETWORKS, INC.


                                            /s/ DANIEL AHARONOFF
                                            --------------------------------

                                            By: Daniel Aharonoff
                                            Its: Chief  Executive Officer


                                            SOLELY AS TO SECTION 2 ABOVE:

                                            AGREED TO AND ACCEPTED THIS 21st
                                            DAY OF MARCH, 2000.


                                            /s/ OREN ARIAL
                                            --------------------------------
                                            By: Oren Arial










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